EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-248946 on Form S-8 and Registration Statement Nos. 333-254490 and 333-257317 on Form S-3 of our reports dated February 22, 2024, relating to the financial statements of Broadstone Net Lease, Inc. and the effectiveness of Broadstone Net Lease, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Rochester, New York

February 22, 2024